Exhibit 10.10

SILVERBACK ACQUISITION CORPORATION

July 23, 2010

Mr. John T. McDonald

Dear Jack:

I am pleased to offer you a position with Silverback Acquisition Corporation (the “Company”), as its Chairman, Chief Executive Officer and Treasurer.

If you decide to join us, you will not receive any salary until January 2012, other than such minimum wages as may be required by law. You also will be given the opportunity to purchase 6,558,750 shares of the Company’s Common Stock at a price of $0.0001 per share (the “Shares”), subject to a right of repurchase by the Company (the “Repurchase Option”), which Repurchase Option shall lapse with respect to one-fourth (1/4) of the Shares on the first anniversary of your employment, with the remaining three-fourths (3/4) of the Shares being released from the Repurchase Option in equal monthly installments thereafter over thirty-six (36) months subject to the terms of a Restricted Stock Purchase Agreement with the Company (the “Restricted Stock Purchase Agreement”). In the event that your employment is terminated by the Company without Cause or you voluntarily resign with Good Reason (e.g., relocation or material change in title, duties or salary) (as both such terms are defined in the Restricted Stock Purchase Agreement), such Shares that would have been released from the Repurchase Option during the 12-month period immediately following the date of such termination shall be immediately released from the Repurchase Option. In the event that your employment is terminated without Cause or you voluntarily resign with Good Reason following a Change of Control (as defined in the Restricted Stock Purchase Agreement), 100% of the Shares still subject to the Repurchase Option shall be released and no longer be subject to such Repurchase Option. As an employee, you will also be eligible to receive certain employee benefits upon implementation of such benefit plans and policies by the Company.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment.

John T. McDonald

July 23, 2010

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, except as listed Schedule A of your Employee Proprietary Information Agreement, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a condition of your employment, you are also required to sign and comply with an Employee Proprietary Information Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. The Employee Proprietary Information Agreement will also contain a restriction on your ability to engage in competitive activities for a period of three (3) years from your last date of employment with the Company.

To accept the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment will be July 23, 2010. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by an officer of the Company and you.

We look forward to your favorable reply and to working with you at Silverback Acquisition Corporation.

John T. McDonald

July 23, 2010

Sincerely,

/s/ BRIAN K. BEARD
Brian K. Beard,
Secretary

Agreed to and accepted:

Signature:	/s/ JOHN T. MCDONALD
Printed Name:	John T. McDonald
Date:	7/23/2010

Enclosures

Duplicate Original Letter

Employee Proprietary Information Agreement